UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 27, 2014

Date of Report (date of earliest event reported)

 Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

A.	Mr. Connors and Mr. Santilli

On August 27, 2014, our Board of Directors, upon recommendation of its Compensation Committee and in consultation with our independent compensation consultant, Compensia, approved the modification of the compensation arrangements for Kevin P. Connors, President and Chief Executive Officer, and for Ronald J. Santilli, Executive Vice President and Chief Financial Officer, effective June 1, 2014 as follows:

I.	Cash Compensation was modified to be as follows:

●	Mr. Connors’ base salary was increased from $515,000 to $533,000; and his target bonus percentage was decreased from 75% to 70%;
●	Mr. Santilli’s base salary was increased from $310,000 to $341,000; and his target bonus percentage was decreased from 55% to 50%.

The annual cash compensation of Mr. Connors and Mr. Santilli, each as modified, will now be as follows:

Name	Position	Salary	Target Bonus(1)	Target Cash Compensation(2)
Kevin P. Connors	President and Chief Executive Officer	$533,000	$373,100	$906,100
Ronald J. Santilli	Executive Vice President and Chief Financial Officer	$341,000	$170,500	$511,500

(1)	See the modifications made to the Bonus Program in section II below.
(2)

In addition to base salary and bonuses, Mr. Connors and Mr. Santilli are each eligible to receive quarterly profit-sharing payments. The profit sharing payments are calculated based upon half of the quarterly pre-tax adjusted operating profit percentage (pre-tax adjusted operating profit divided by revenue) multiplied by their gross salary earned during that quarter, as applicable.

II.	Modified the Company’s Bonus Program as follows:

The ‘Performance Measures’ of the Company’s Bonus Program, as discussed in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 28, 2014, were modified effective July 1, 2014 as follows:

1.	The ‘Revenue Growth Rate’ multiplier was increased from 5 to 15;
2.

The ‘Adjusted Operating Profit as a Percentage of Revenue’ Performance Measure was changed to ‘Growth of the Adjusted Operating Profit (or reduction in loss)’ during the quarter, compared to the same period in the prior year. The multiplier of this Performance Measure was maintained at 5.

3.	The requirement that the Company generate a positive percentage for the ‘Adjusted Operating Profit’ before a bonus could be paid, was eliminated.

For example, at a 5% Revenue Growth Rate and a 5% improvement in the Adjusted Operating Profit (or reduction in loss), both compared to the same quarter in the prior year, an individual would be eligible to receive 100% of his or her target bonus opportunity for that quarter. At a 10% Revenue Growth Rate and a 10% improvement in Adjusted Operating Profit (or reduction in loss), both compared to the same quarter in the prior year, an individual would be eligible to receive 200% of his or her target bonus opportunity.

III.	Modified the Change of Control and Severance Agreement for Mr. Connors

Mr. Connors’ Change of Control and Severance Agreement, as discussed in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 28, 2014, was modified effective June 1, 2014 as follows. If Mr. Connors’ employment with the Company is terminated by the Company without “cause” or by Mr. Connors for “good reason” and such termination occurs within the period beginning three months before, and ending 12 months following, a Change of Control of the Company, then the bonus component of the lump sum severance payment that would be payable was increased from 100% to 200% of his annual target bonus rate for the fiscal year in which the termination occurs or, if greater, his annual target bonus rate in effect immediately prior to the Change of Control. The other provisions of the Change of Control and Severance Agreement relating to the base salary, COBRA coverage and automatic vesting of the equity awards payable remained unchanged.

Mr. Santilli’s Change of Control and Severance Agreement remains unchanged.

B.	Mr. Gollnick

On February 24, 2014, the Board of Directors appointed David Gollnick, a member of the Company’s Board of Directors and a founder, to serve as Vice President of North American Sales of the Company for an initial duration through July 26, 2014. On August 27, 2014, the Board of Directors, approved the continuation of Mr. Gollnick’s role as Vice President of North American Sales of the Company for an additional one month through August 26, 2014, based on the same terms as the February 24, 2014 appointment. Further, the board approved that with effect from August 27, 2014, Mr. Gollnick will transition from an employee to a contractor role with the Company, working on special projects based on the directions of Mr. Connors, at a rate not to exceed $200 per hour and not to exceed 40 hours per week.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: August 28, 2014	/s/ Kevin Connors
Kevin Connors
President and Chief Executive Officer